Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of IperionX Limited (formerly Hyperion Metals Limited) of our report dated August 26, 2022 relating to the consolidated financial statements, which appears in IperionX Limited’s annual report on Form 20-F for the year ended June 30, 2022.

/s/ PricewaterhouseCoopers
Perth, Australia
August 26, 2022